CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Boston Scientific Corporation, BSC Capital Trust, BSC Capital Trust II and BSC Capital Trust
III for the registration of $1,200,000,000 of securities and to the incorporation by reference therein of our reports dated February 20, 1998, with respect to the consolidated financial statements of Boston Scientific Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1997 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.




                                            /S/ Ernst & Young LLP
                                            ---------------------------
                                            ERNST & YOUNG LLP




Boston, Massachusetts
September 25
, 1998